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EXHIBIT A

JOINT FILING AGREEMENT

     The undersigned hereby agree that the statement on Schedule 13D with respect to the Shares of Portfolio Recovery Associates, Inc., dated as of November 15, 2002, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date: November 15, 2002

ANGELO, GORDON & CO., L.P.

By: /s/ Michael L. Gordon Michael L. Gordon Chief Operating Officer

AG PARTNERS, L.P.

By: /s/ Michael L. Gordon Michael L. Gordon, General Partner

/s/ John M. Angelo John M. Angelo

/s/ Michael L. Gordon Michael L. Gordon

PRA INVESTMENTS, L.L.C. By: Angelo, Gordon & Co., L.P., its Managing Member

By: /s/ Michael L. Gordon Michael L. Gordon Chief Operating Officer